Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

EVERQUOTE, INC.

and

TIMOTHY PRESTO AND EDWARD HAMES

MAY 1, 2025

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of May 1, 2025 by and among EverQuote, Inc., a Delaware corporation (“Parent”), Timothy Presto (“Presto”) and Edward Hames (together with Presto, the “Buyers”, and (each, a “Buyer”). Parent and Buyers are sometimes referred to herein individually as a “Party” and together as the “Parties.”

INTRODUCTION

1.
Parent owns all of the outstanding capital stock (the “Equity Interests”) of Parachute Insurance Services Corp., a Texas corporation (the “Acquired Company”), and the Acquired Company owns all of the outstanding capital stock of One Eighty Software, Inc., a Delaware corporation (“One Eighty”, and together with the Acquired Company, the “Acquired Companies”).
2.
Parent shall, prior to Closing (as defined in Section 1.2(a)), effectuate the assignments described on Schedule I (the “Pre-Closing Transactions”).
3.
On the terms and subject to the conditions of this Agreement, including the full and complete resolution of all claims asserted by Presto individually and in his capacity as Seller Representative for the Buyers and others in the Parties’ ongoing litigation, captioned Presto v. EverQuote, Inc., C.A. No. 2024-0521-PAF, currently pending in the Court of Chancery of the State of Delaware (the “Litigation”) pursuant to the Settlement and Release Agreement (as defined below), and after giving effect to the Pre-Closing Transactions, Parent desires to sell to Buyers, and Buyers desire to purchase from Parent, the Equity Interests.
4.
The Parties acknowledge and agree that for all purposes hereunder (except where the concept expressly requires otherwise), the “Business” of the Acquired Companies as a whole means the property and casualty agency business conducted related to the Designated Contracts (as defined in Section 2.10(b)), whether conducted by the Acquired Companies or by or through Parent or any other subsidiaries or Affiliates (as defined below) of Parent prior to the date hereof, and all required regulatory and contractual obligations to collect, maintain and preserve obligations to preserve Information (as defined in Section 6.1(a) (below) pertaining to the Business.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

EQUITY INTEREST PURCHASE AND SALE

1.1
Sale and Transfer of Equity Interests. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 1.2(a)), Parent shall sell, convey, assign, transfer and deliver to Buyers, and Buyers shall purchase, accept the transfer of and acquire from Parent, the Equity Interests, free and clear of any Security Interests other than applicable securities law restrictions.
1.2
The Closing.
(a)
Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via the electronic exchange of documents and signatures, commencing at 11:59 p.m., Eastern time, on the date of this Agreement (the “Closing Date”), or on such other date and/or time as Buyers and Parent may mutually agree.
(b)
Actions at the Closing. At the Closing:
(i)
Parent shall deliver to Buyers an instrument of assignment from Parent assigning all of the Equity Interests to Buyers;
(ii)
Parent shall deliver to Buyers a certificate from the secretary (or other authorized officer) of the Acquired Company’s certifying as to (A) correct and complete copies of its organizational documents, (B) the incumbency and signatures of the officers executing this Agreement and the other documents to which such entity will be a party and (C) the consummation of the transactions contemplated herein and therein;
(iii)
Parent shall deliver to Buyers (A) a good standing or similar certificate with respect to One-Eighty issued by the Secretary of State of the State of Delaware, and (B) a certificate of good standing or similar certificate with respect to the Acquired Company issued by the Secretary of State of the State of Texas;
(iv)
Parent shall deliver to Buyers a resignation from such position from each director and officer of each of the Acquired Companies that is required to resign pursuant to Section 6.3 (which, for the avoidance of doubt, shall not constitute a resignation of employment);
(v)
Parent shall deliver, or cause to be delivered, such instruments of conveyance as necessary to effect the consummation of the Pre-Closing Transactions; and
(vi)
In consideration for the sale and transfer of the Equity Interests, (x) Buyers shall collectively pay to Parent a fixed purchase price of Five Hundred Thousand Dollars (U.S. $500,000.00), payable in cash by wire transfer of immediately available funds to an account designated by Parent; and (y) the Parties shall execute and deliver to each other the Settlement and Release Agreement in the form attached hereto as Exhibit A (the “Settlement and Release Agreement”).

(c) Notwithstanding anything to the contrary herein, all receipts for commissions earned by the Acquired Company on or after April 1, 2025 will be for the benefit of Buyers. For the avoidance of doubt, this entitlement expressly excludes any receipts for commissions that were earned by the Acquired Company prior to April 1, 2025, including but not limited to commissions earned in March 2025 and subsequently paid by carriers relating to such commissions during the month of April 2025. Buyers shall have no right to claim or receive any credit for such excluded commission receipts (or the benefit thereof), as the entitlement is strictly limited to commissions earned on or after April 1, 2025. In the event (i) Parent receives any such commissions after Closing that relate to commissions earned by the Acquired Company on or after April 1, 2025, it shall promptly remit such amounts at the direction of the Acquired Company; provided, however, that Parent shall hold all such commissions in escrow for the benefit of the Acquired Company until the Acquired Company notifies Parent in writing that it is in good standing to receive such commissions (and promptly following receipt of such notice, Parent shall remit such amounts as directed by the Acquired Company), or (ii) Buyers or the Acquired Company receives any such commissions after Closing that relate to commissions earned by the Acquired Company prior April 1, 2025, it shall promptly remit such amounts at the direction of Parent (subject in either case to compliance with any applicable insurance or other laws).

1.3
Further Assurances. At any time and from time to time after the Closing Date, as and when requested by either Party and at the requesting Party’s expense, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement, provided that the foregoing shall not enlarge the Parties’ respective obligations under this Agreement. In addition, (a) Parent shall use best efforts to obtain consent to assign, and to complete the assignment from Parent to the Acquired Company, of each of the agreements identified on Section 2.3(c)(2) of the of the Disclosure Schedule as promptly as practicable following the Closing, (b) Buyers shall use best efforts to effectuate assignment and change of control approval with Progressive as promptly as practicable following Closing, and (c) as promptly as practicable, and in any event within 30 days following the Closing, Buyers will designate an individual as (i) Designated Responsible Licensed Producer for the Acquired Company in each applicable state and (ii) as carrier principal for the Acquired Company for each applicable carrier.

1.4
Withholding. Notwithstanding anything to the contrary set forth in this

Agreement, the Buyers (and any other applicable withholding agent) will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Parent such amounts as are required to be withheld under the Code or any provision of state, local, or foreign Tax Law. To the extent that amounts are so withheld and timely paid over to the applicable taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding were made by the Buyers.

1.5
Progressive Consent. Parent covenants and agrees that if Progressive Casualty Insurance Company has not approved the assignment and change of control related to that certain agency agreement between Progressive Casualty Insurance Company and Parachute Insurance Services Corp., effective August 1, 2019 (the “PGR Contract”), and the Acquired Company is not approved to receive commissions due and payable under the PGR Contract within 90 days following the Closing Date, then the Parties agree that (i) Parent’s assignment of the PGR Contract to the Acquired Company will be null and void, (ii) Parent shall remain the counter-party to the PGR Contract, and (iii) Parent shall pay the Acquired Company in the amount of $1,900,000, as liquidated damages and not as a penalty.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Buyers that, after giving effect to the Pre-Closing Transactions and except as set forth in the disclosure schedule provided by Parent to Buyers (the “Disclosure Schedule”), it being understood and agreed that no representations or warranties below are made with respect to any period (or portion thereof) prior to August 13, 2021 or beginning after the Closing Date:

2.1
Organization, Qualification and Corporate Power.
(a)
Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.
(b)
Acquired Company. The Acquired Company is an entity validly existing and, where applicable as a legal concept, in good standing (or equivalent) under the laws of its jurisdiction of organization and is duly qualified to conduct business under the laws of each jurisdiction where the nature of its activities makes such qualification necessary, except for any such failures to be qualified that would not reasonably be expected to result in a Business Material Adverse Effect (as defined below). Such jurisdictions where the Acquired Company is qualified to conduct business as a foreign Acquired Company are set forth on Section 2.1(b) of the Disclosure Schedule. The Acquired Company has all requisite corporate or comparable power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Business Material Adverse Effect” means any change, effect or circumstance that has a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole; provided, however, that a “Business Material Adverse Effect” shall not include any adverse change, effect or circumstance directly or indirectly resulting from or arising out of (i) actions taken by the Parties as required or expressly contemplated by this Agreement (including the Pre-Closing Transactions) or at the request of or with the consent of Buyers, or the failure to take any action prohibited by this Agreement, (ii) the negotiation, execution, announcement, pendency or performance of this Agreement or the transactions contemplated hereby, the consummation of the transactions contemplated by this Agreement or any communications with a third party by either Party (whether or not intentional) regarding this Agreement or the transactions contemplated hereby, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees and the identity of Buyers, (iii) changes in the Business’ industry or in markets generally, (iv) changes in economic conditions or financial markets in any country or region or globally, including changes in tariff, interest or exchange rates and changes in currency and credit markets, (v) changes in general legal, tax, regulatory, political or business conditions in any country or region, (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vii) any failure by the Business to meet any projections relating to receipt of insurance commissions held by the Acquired Company for or during any period ending on or after the date hereof (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), (viii) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks, or (ix) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in accounting standards (or the interpretation thereof), except to the extent any such change, effect or circumstance resulting from, arising out of or attributable to the matters described in clauses (iii), (iv), (v), (vi), (viii) and (ix) above has a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which the Business is conducted by the Acquired Companies (in which case, such change, effect or circumstance shall be taken into account only to the extent it is materially disproportionate when determining whether a Business Material Adverse Effect has occurred or may, would or could occur). For purposes of this Agreement, “Affiliate” shall have the meaning assigned to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.
(c)
Capitalization. The capitalization of each Acquired Company is set forth on the Disclosure Schedule. All of the issued and outstanding equity interests of the Acquired Companies, including the Equity Interests, are duly authorized, validly issued, fully paid and nonassessable. Except for the Equity Interests and the equity interests of One Eighty owned by the Acquired Company, there are no outstanding equity interests of the Acquired Companies. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Parent or any of its subsidiaries (including the Acquired Companies) is a party or which are binding upon Parent or any of its subsidiaries (including the Acquired Companies) providing for the issuance, disposition or acquisition of any equity interests of either of the Acquired Companies. There are no outstanding or authorized stock appreciation, phantom stock or similar rights (i) providing for the issuance, disposition or acquisition of any equity interests of either of the Acquired Companies or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of equity interests of either of the Acquired Companies. There are no agreements, voting trusts or proxies with respect to the voting, or registration under the Securities Act of 1933, as amended (the “Securities Act”), of the equity interests of either of the Acquired Companies.
(d)
All of the issued and outstanding Equity Interests are owned of record and beneficially by Parent, and Parent has good title to the Equity Interests, free and clear of any Security Interest (as defined in Section 2.1(f)), contractual transfer or other restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions. All of the issued and outstanding shares of capital stock of One Eighty are owned of record and beneficially by the Acquired Company, and the Acquired Company has good title to such shares of capital stock, free and clear of any Security Interest, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law), other than applicable securities law restrictions.
(e)
For purposes of this Agreement, “Security Interest” means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, landlord’s and similar liens, (ii) liens for Taxes not yet due and payable, (iii) non-exclusive licenses to intellectual property, (iv) liens arising under applicable securities laws, and (v) liens arising solely by action of Buyers. For purposes of this Agreement, “Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice of the Business.
2.2
Authority. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or comparable action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding obligations of Buyers, constitutes the valid and binding obligations of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Bankruptcy and Equity Exception”).
2.3
Noncontravention. Except as set forth on Section 2.3 of the Disclosure Schedule, neither the execution and delivery by Parent of this Agreement, nor the consummation by Parent of the transactions, including the Pre-Closing Transactions, contemplated hereby, will:
(a)
conflict with or violate any provision of the charter or bylaws or similar organizational documents of the Acquired Companies or Parent;
(b)
require on the part of the Acquired Companies or Parent any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”), except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to be material to the Business, taken as a whole;
(c)
conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which the Acquired Companies or Parent is a party or by which the Acquired Companies or Parent is bound or to which any of their respective assets is subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver that would not reasonably be expected to be material to the Business, taken as a whole; or
(d)
violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, the Acquired Companies or Parent or any of their respective properties or assets, except for any violation that would not reasonably be expected to be material to the Business, taken as a whole.
2.4
Subsidiaries. Except for the equity interests of One Eighty held by the Acquired Company, the Acquired Companies do not control, directly or indirectly, or have any direct or indirect equity participation in, any corporation, limited liability company, partnership, trust or other business association (other than in a money market, mutual fund or other short-term investment).
2.5
Absence of Changes. Since June 30, 2024, there has not been any Business Material Adverse Effect. Except as set forth on Section 2.5 of the Disclosure Schedule (other than actions and conduct related to the transactions contemplated by this Agreement, including the Pre-Closing Transactions), the Acquired Companies have operated in the Ordinary Course of Business in all material respects, and the Acquired Companies have not:
(a)
incurred any indebtedness for borrowed money or mortgaged, pledged, or subjected any of its material tangible or intangible assets to any Security Interest;
(b)
sold, assigned, transferred, leased, or licensed any of its assets, other than pursuant to the Pre-Closing Transactions or the sale of products and services in the Ordinary Course of Business;
(c)
sold, assigned, or transferred any patents, registered trademarks, trade names, registered copyrights, trade secrets, or other Acquired Companies IP (as defined in Section 2.9(a)) (excluding, for the avoidance of doubt, non-exclusive licenses granted in the Ordinary Course of Business);
(d)
knowingly and expressly waived any rights of material value with respect to any period after the Closing under any Designated Contract (as defined in Section 2.10(b));
(e)
issued any of its equity securities, securities convertible into its equity securities, or warrants, options, or other rights to acquire its equity securities; made any capital investment in, or any loan to, any other person or entity, other than the advancement of expenses in the Ordinary Course of Business;
(f)
made any capital expenditures or commitments;
(g)
paid, loaned, or advanced any amounts to, or sold, transferred, or leased any of its assets to, or entered into any other material transactions with, any of its Affiliates, or made any loan to, or entered into any other material transaction;
(h)
declared or made any payment or distribution of cash or other property to its equity holders with respect to its equity securities, or purchased or redeemed any of its equity securities;
(i)
amended its organizational documents; or
(j)
agreed to do any of the foregoing.
2.6
Tax Matters.
(a)
Neither of the Acquired Companies is liable for the Taxes of any taxpayer other than Parent and its subsidiaries under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or by contract (other than contracts not primarily related to Taxes entered into in the Ordinary Course of Business) for any taxable period (or portion thereof) ending on or before the Closing Date.
(b)
Neither of the Acquired Companies has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Parent is not a “foreign person” as that term is used in Treas. Reg. § 1.1445-2.

(c)
There are no material liens with respect to Taxes upon any of the assets of the Acquired Companies, other than with respect to Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings.

(d)
The Acquired Companies have not engaged in a “reportable transaction” as set forth in Treas. Reg. § 1.6011-4(b) since August 13, 2021.

(e)
During the period commencing August 13, 2021, neither of the Acquired Companies has ever (i) had a permanent establishment in any country other than the country in which it is organized and resident, or (ii) engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country.

(f)
Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) no representation or warranty is made by Parent in this Agreement in respect of Tax matters, other than the representations and warranties set forth in this Section 2.6, (ii) the representations and warranties of Parent in this Section 2.6 relate only to activities prior to the Closing and shall not serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Tax period (or portion thereof) beginning, or Tax positions taken, after the Closing Date, and (iii) no representations or guarantees are made with respect to the amount or availability of Tax attributes of either of the Acquired Companies for any taxable period (or portion thereof) prior to August 13, 2021, or beginning after the Closing Date.
2.7
Tangible Personal Property. Each of the Acquired Companies has good title to, a valid leasehold (or other equivalent) interest in or a valid license to use all the material tangible personal property purported to be owned, leased or licensed by it, free and clear of all Security Interests.
2.8
Real Property. The Acquired Companies do not own any or lease any real property.
2.9
Intellectual Property.
(a)
For the purposes of this Agreement: (i) “Intellectual Property Rights” means any and all intellectual, proprietary, and industrial property rights, recognizable in any jurisdiction, including all rights pertaining to or deriving from: (a) patents (including any and all provisionals, continuations, continuations-in-part, divisionals, re-examinations, reissues and the like) (collectively, “Patents”); (b) copyrights, mask works, and works of authorship; (c) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs (collectively, “Software”); (d) trademarks, trade names, service marks, trade dress, and the goodwill associated therewith (collectively, “Trademarks”); (e) trade secrets, confidential information, and know-how (including methods, specifications, processes);

(f) domain names, phone numbers, and social media accounts and handles; (g) data (whether sourced, Acquired Company-generated or otherwise), databases, data compilations and all documentation relating to the foregoing; and (h) any applications for or registrations of any of the foregoing since August 13, 2021; and (ii) “Acquired Companies IP” means all Intellectual Property Rights owned, in whole or part, including by or through valid licenses, by the Acquired Companies (including all Intellectual Property Rights which an employee or other third party is obligated by contract, statute or otherwise to assign to either of the Acquired Companies) and used in connection with the Business.

(b)
Section 2.9(b) of the Disclosure Schedule contains a complete and accurate list of: (i) all Acquired Companies IP that is subject to any issuance, registration, or application by or with any Governmental Entity or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”) specifying as to each, as applicable: the title or mark; the owner of record; the jurisdiction; the issue, registration, or application number; the issue, registration, or filing date; and (ii) all material unregistered Trademarks included in the Acquired Companies IP; and (iii) all Software included in the Acquired Companies IP.
(c)
The Acquired Companies solely and exclusively owns all right, title, and interest in and to, and is the owner of record of, the Intellectual Property Registrations. The Acquired Companies solely and exclusively own all right, title, and interest in and to the Acquired Companies IP, and have the valid and enforceable right to use and exploit all Intellectual Property Rights used or held for use in, or necessary for, the conduct of the Business, in each case free and clear of all Security Interests, except as would not reasonably be expected to be material to the Business, taken as a whole. The Acquired Companies IP, together with the Intellectual Property Rights licensed under the Designated Contracts, includes all of the Intellectual Property Rights that are used in the conduct of the Business as currently conducted, except as would not reasonably be expected to be material to the Business, taken as a whole.
(d)
To Parent’s knowledge, (i) each item of the Acquired Companies IP, and the Acquired Companies’ rights therein, is valid, subsisting and enforceable, and (ii) there are no facts that would render the Acquired Companies IP, or Acquired Companies’ rights therein, invalid or unenforceable. No claim is pending or, to Parent’s knowledge, threatened, that challenges the Acquired Companies’ ownership or use of the Acquired Companies IP or to the effect that any Acquired Companies IP is or will be invalid or unenforceable by the Acquired Companies, and, to Parent’s knowledge, there is no basis for any such claim (whether or not pending or threatened).
(e)
The conduct of the Business and use of the Acquired Companies IP as utilized in the Business prior to the Closing does not infringe upon, misappropriate, or otherwise violate, and has not infringed upon, misappropriated, or otherwise violated, the Intellectual Property Rights or proprietary rights of any other person. Since August 13, 2021, no person has made any offer for license to the Acquired Companies IP, and no claim is pending or, to Parent’s knowledge, threatened to the effect that the conduct of the Business or any Acquired Companies IP infringes upon, misappropriates, or otherwise violates the rights of any other person or entity.

(f)
To Parent’s knowledge, no person is engaging or has engaged in any activity that infringes, misappropriates, or otherwise violates any Acquired Companies IP; and the Acquired Companies have not asserted any claims relating to, or made any offer for license related to, such activity against any person. The Acquired Companies have taken reasonable measures to protect the confidentiality of all trade secrets and confidential information included in the Acquired Companies IP. No such person is or is suspected to be in violation of any material term of such agreement. No confidential information that is material to the Business as currently conducted or any trade secret has been disclosed or authorized to be disclosed to any person, other than pursuant to a written non-disclosure agreement or similar instrument.
2.10
Contracts.
(a)
As of the date hereof, except as set forth in Section 2.10 of the Disclosure Schedule, neither of the Acquired Companies is (or had the Pre-Closing Transactions occurred prior to the date hereof, would be) a party to any:
(i)
agreement (or group of related written agreements with the same person or entity) for the lease of personal property from or to third parties providing for lease payments, other than agreements that can be terminated by either of the Acquired Companies on 90 or fewer days’ notice without payment by one of the Acquired Companies of any material penalty;
(ii)
agreement (or group of related written agreements with the same person or entity) for the purchase or sale of products or the furnishing or receipt of services;
(iii)
agreement for capital expenditures, which requires either of the Acquired Companies to make aggregate future payments;
(iv)
agreement establishing a partnership or joint venture;
(v)
agreement (or group of related written agreements with the same person or entity) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money (other than intercompany indebtedness that will be eliminated prior to the Closing) or under which it has imposed a Security Interest on any of its material assets, tangible or intangible;
(vi)
agreement for the employment in the Business of any individual on a full-time or part-time basis;

(vii)
agreement for the sale of any assets or properties of either Acquired

Companies, other than agreements for the sale of goods and services in the Ordinary Course of Business and other than pursuant to the Pre-Closing Transactions; and
(viii)
agreement for the acquisition by either of the Acquired Companies of any operating business or equity interests of any other person (other than pursuant to the Pre-Closing Transactions).
(b)
Parent has made available to Buyers a correct and complete copy of each agreement (as amended to the date of this Agreement) listed in Section 2.10 of the Disclosure Schedule (the “Designated Contracts”). Each Designated Contract listed in Schedule I of the Pre-Closing Transactions is a valid, binding and enforceable obligation of the Acquired Company and, to Parent’s knowledge, of each other party thereto (except as the foregoing may be limited by the Bankruptcy and Equity Exception), and there exists no defaults of the Acquired Company or, to Parent’s knowledge, any other party thereto, except for any such failures to be valid, binding and enforceable or defaults that would not reasonably be expected to result in a Business Material Adverse Effect. To Parent’s knowledge, there are no material disputes pending or threatened under any Designated Contract.
2.11
Litigation. Section 2.11 of the Disclosure Schedule lists each (a) material judgment, order, decree, stipulation or injunction specifically naming the Acquired Companies or any of its property or business and (b) material complaint, action, suit, proceeding, hearing or investigation before any Governmental Entity or arbitrator to which either of the Acquired Companies is a party or, to Parent’s knowledge, which has been overtly threatened against either of the Acquired Companies, in each case that has arisen or been threatened in writing since August 13, 2021.
2.12
Labor Matters. Neither of the Acquired Companies is party to or bound by any collective bargaining agreement relating to the Business. The Acquired Companies have not experienced since August 13, 2021, any material strikes, grievances, claims of unfair labor practices or other collective bargaining disputes with respect to any persons employed with respect to the Business. The Acquired Companies are in material compliance with all applicable laws regarding labor and employment, including terms and conditions of employment, health and safety, and wages and hours, child labor, immigration, employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and worker classification. No suits, charges, or administrative proceedings relating to any such laws or regulation are pending, and, to Parent’s knowledge, since August 13, 2021, no suit, charge, or administrative investigation alleging a violation of any such applicable law has been threatened. Since August 13, 2021, any individual performing services for the Acquired Companies who has been classified as an independent contractor has been correctly so classified and is not a common law employee of the Acquired Companies, except for any classification which if determined to be incorrect would not reasonably be expected to be material to the Business, taken as a whole.
2.13
Legal Compliance. The Acquired Company is, and has been since August 13, 2021, in material compliance with all applicable laws of any Governmental Entity currently in effect with respect to the Business. As of the date of this Agreement, neither of the Acquired

Companies has received written notice of, and, to Parent’s knowledge, there are not, any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any material failure to so comply.
2.14
Privacy. Except as set forth in Section 2.14 of the Disclosure Schedule:
(a)
With regard to the Business, each of the Acquired Companies currently is, and at all times since August 13, 2021 has been, in material compliance with all Privacy Laws and Personal Information Obligations (each as defined below). Neither of the Acquired Companies has received any written notice from any person or entity (including, without limitation, a Governmental Entity) alleging any material non-compliance with any Privacy Laws or Personal Information Obligations. For purposes of this Agreement, “Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with or linked to, directly or indirectly, a particular individual. “Personal Information” includes, without limitation, information that is subject to restrictions under laws relating to data security, privacy, or the processing or use of personal information in any form. “Personal Information Obligations” means the Acquired Companies’ privacy policies or notices, terms of use, terms and conditions, contracts, any binding guidance and the Payment Card Industry Data Security Standard, in each case, regarding processing of Personal Information, privacy, or data security. “Privacy Laws” means all applicable laws that relate to data privacy, data protection, data security, data transfer, confidentiality, breach notification, marketing, or the processing of Personal Information, in each case, as applicable from time to time, including, to the extent applicable, the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the EU’s General Data Protection Regulation, the Telephone Consumer Protection Act; the CAN-SPAM Act of 2003; Section 5 of the Federal Trade Commission Act of 1914; the California Consumer Privacy Act of 2018; and all equivalent or comparable privacy, security and data breach notification laws, and the requirements set forth in any applicable regulations thereunder or any binding consent orders.
(b)
The Acquired Companies have implemented commercially reasonable administrative, physical, organizational, and technical safeguards sufficient to protect the Personal Information processed by each of the Acquired Companies, and such safeguards take into account the state of the art, are sufficient for the size and scope of the Acquired Companies and the risks posed to the Personal Information processed by each of the Acquired Companies. Such safeguards meet the standards imposed by applicable Privacy Laws. Neither the execution nor delivery of this Agreement, the contemplated transactions, nor the performance of the Acquired Companies’ obligations hereunder will violate in any material respect any applicable Privacy Laws or any of the Personal Information Obligations, or require any material notice to or consent of any person or entity for the continued processing of Personal Information. The Acquired Companies have all material authorizations, consents, and rights required to (i) process any Personal Information in the manner in which such Acquired Companies have previously processed such information and (ii) permit access to, deliver, or transfer Personal Information to Buyers as may be contemplated in or necessary for this Agreement.
(c)
Since August 13, 2021, neither of the Acquired Companies nor, to Parent’s knowledge, any person who processes Personal Information on behalf of the Acquired Companies, has experienced any material loss, damage, unauthorized access, unauthorized disclosure, improper alteration, misuse, unauthorized processing, or breach of the privacy or security of any Personal Information in the Acquired Companies’ possession, custody, or control, or that is processed on behalf of the Acquired Company that would have given rise to an obligation under applicable law to notify consumers or customers of any such incident.
2.15
Permits. Section 2.15 of the Disclosure Schedule lists all material permits, licenses, franchises or authorizations from any Governmental Entity required for the operation of the Business as presently conducted (collectively, the “Permits”), and such Permits are sufficient to conduct the Business as presently conducted in all material respects. All such Permits are in good standing, and since August 13, 2021 neither of the Acquired Companies has been in material violation of or material default under any such Permits, and no such Permit will be revoked, terminated prior to its normal expiration date or not renewed solely as a result of the consummation of the transactions contemplated by this Agreement.
2.16
Business Relationships with Affiliates. Section 2.16 of the Disclosure Schedule lists any written intercompany agreements with respect to the Business whereby Parent or any of its subsidiaries (other than the Acquired Companies) directly or indirectly (a) owns any property or right, tangible or intangible, which is used in and material to the Business, taken as a whole,

(b) has any material claim or cause of action against the Acquired Companies, or (c) owes any money to, or is owed any money by, the Acquired Companies, in each case other than the agreements and instruments contemplated by the Pre-Closing Transactions.

2.17
Environmental Matters.
(a)
For purposes of this Agreement, “Environmental Laws” means all United States federal, state or local law, statute, rule or regulation as in effect on the Closing Date concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous

Materials. “Hazardous Material” means any material substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is listed or defined as a “hazardous substance,” “hazardous waste,” or “toxic substance” or is otherwise hazardous, acutely hazardous, toxic or words of similar import or regulatory effect under any Environmental Law, and includes all pollutants, pesticides, contaminants or industrial, toxic, hazardous or petroleum-based substances or wastes, waste waters or byproducts, including asbestos in any form, polychlorinated biphenyls, urea formaldehyde and per- and poly-fluoroalkyl substances.

(b)
Each of the Acquired Companies complies and since August 13, 2021, has complied with all applicable Environmental Laws in all material respects, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced (with notice to Parent) or, to Parent’s knowledge, threatened against the Acquired Companies alleging any material failure to so comply. The Acquired Companies have obtained and, since August 13, 2021, have been in compliance with all material permits required pursuant to Environmental Laws for the occupation of the leased real property and the operation of its business.
(c)
Since August 13, 2021, neither of the Acquired Companies have received any written notice of any actual, alleged or potential violation or failure of the Acquired Companies to comply with any Environmental Laws with respect to any real property subject to the Leases, including any investigatory, remedial or corrective obligations. Since August 13, 2021, there has been no release of Hazardous Materials with respect to the Business or assets of the Acquired Companies which has resulted in a material violation of any Environmental Laws.
2.18
Brokers’ Fees. Neither of the Acquired Companies have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
2.19
Undisclosed Liabilities. Neither of the Acquired Companies has any liability of any nature, except for (a) transaction expenses incurred in furtherance of the transactions contemplated by this Agreement and (b) contractual and other liabilities incurred in the Ordinary Course of Business that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer represents and warrants to Parent that:

3.1
Authority. Such Buyer has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which such Buyer is a party, and to perform the Buyer’s obligations hereunder and thereunder.
3.2
Authorization of Transaction. The execution and delivery by such Buyers of this Agreement and the other agreements contemplated hereby and the performance by the Buyers of this Agreement and the consummation by the Buyers of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of the Buyers. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by the Buyers and, assuming the due authorization, execution and delivery by Parent, either of the Acquired Companies and any other party thereto, constitutes a valid and binding obligation of the Buyers, enforceable against the Buyers in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to the Bankruptcy and Equity Exception.
3.3
Noncontravention. Neither the execution and delivery by the Buyers of this Agreement, nor the consummation by Buyers of the transactions contemplated hereby, will:
(a)
require on the part of the Buyers any filing with, or any permit, authorization, consent or approval of, any Governmental Entity, except for any filing, permit, authorization, consent or approval which if not obtained or made would not reasonably be expected to prevent, or materially impair or delay, the ability of Buyers to consummate the transactions contemplated by this Agreement (a “Buyers’ Material Adverse Effect”);
(b)
conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest to which Buyers are a party or by which Buyers are bound or to which any of such Buyers’ assets are subject, except for any conflict, breach, default, acceleration, right to accelerate, termination, modification, cancellation, notice, consent or waiver which would not reasonably be expected to result in a Buyer’s Material Adverse Effect; or violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, Buyers or any of their properties or assets, except for any violation which would not reasonably be expected to result in a Buyers’ Material Adverse Effect.
3.4
Broker’s Fees. Buyers have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
3.5
Litigation. There are no material actions, suits, claims or legal, administrative or arbitrational proceedings pending against, or, to Buyers’ knowledge, threatened against, Buyers.
3.6
Investment Intent. Buyers are acquiring the Equity Interests for investment for their own account and not with a view to the distribution of any part thereof. Buyers acknowledge that the Equity Interests have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. Buyers further acknowledge that they have knowledge and experience in financial and business matters, that they are capable of evaluating the merits and risks of an investment in the Equity Interests, and that they can bear the economic risk of an investment in the Equity Interests.
3.7
Solvency. Buyers are not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Buyers or either of the Acquired Companies.
3.8
No Other Representations or Warranties. The Buyers hereby acknowledge and agree that, except for the representations and warranties set forth in Article II (each as qualified by the Disclosure Schedule), (a) neither Parent nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, has made or is making any express or implied representation or warranty with respect to the Business, the Acquired Companies or the Equity Interests, including with respect to any information provided or made available to Buyers or any of their agents, representatives or advisors, or any other person or entity, and (b) except as otherwise expressly set forth herein, neither Parent nor any of its subsidiaries, nor any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, nor any other person or entity, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Buyers or any of their agents, representatives or advisors, or any other person or entity, resulting from the delivery, dissemination or any other distribution to Buyers or any of their agents, representatives or advisors, or any other person or entity, or the use by Buyers or any of their agents, representatives or advisors, or any other person or entity, of any such information provided or made available to any of them by Parent or any of its subsidiaries, or any of their respective stockholders, directors, officers, employees, agents, representatives or advisors, or any other person or entity, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Buyers or any of their agents, representatives or advisors, or any other person or entity, or any other person or entity, whether in anticipation or contemplation of the transactions contemplated by this Agreement or otherwise, and (subject to the express representations and warranties of Parent set forth in Article II or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Disclosure Schedule)) neither Buyers nor any of their agents, representatives or advisors, or any other person or entity, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE IV INDEMNIFICATION

4.1
Indemnification by Parent. Subject to the terms and conditions of this Article IV, from and after the Closing, Parent shall indemnify Buyers in respect of, and hold Buyers harmless against, any and all Liabilities, losses, damages, fines, fees, penalties, judgments, costs and expenses (including reasonable attorneys’ fees and expenses reasonably incurred in investigating, preparing or defending against any litigation or claim, action, suit, proceeding, or demand) (collectively, “Damages”) incurred or suffered by Buyers to the extent resulting from or constituting:
(a)
any breach of a representation or warranty of Parent contained in this

Agreement;

(b)
any failure by Parent to perform any covenant contained in this

Agreement;

(c)
any Excluded Liability (as defined below);
(d)
any income Taxes of the Acquired Companies for taxable periods (or portions thereof) beginning after August 13, 2021 and ending on or before the Closing Date (as determined pursuant to Section 5.2, as applicable), together with all penalties, interest, fees (including reasonable attorney’s fees) and other similar charges relating thereto (collectively, “Indemnified Taxes”);
(e)
any third-party claim against Buyers resulting from a breach committed by Parent or its subsidiaries (including the Acquired Companies but solely to the extent such breach was committed (or was alleged to have been committed) since August 13, 2021 and prior to the Closing) of the Telephone Consumer Protection Act, 42 U.S.C. §§ 227 et seq., as amended, the CAN-SPAM Act of 2003, 15 U.S.C. 7701, et seq., as amended, and Do Not Call List requirements (collectively, the “TCPA Laws”); or
(f)
For purposes of this Agreement, “Excluded Liability” means any of the following: (i) all Liabilities of the Acquired Companies for costs and expenses incurred in connection with this Agreement and the Settlement and Release Agreement or the consummation of the transactions contemplated hereby or thereby; (ii) all Liabilities assumed by, or which are otherwise expressly the responsibility of, Parent pursuant to this Agreement; (iii) any Liabilities associated with debt, loans or credit facilities of the Acquired Companies and/or the Business owing to financial institutions; (iv) all other Liabilities of the Acquired Companies or arising out of or related to the conduct of the Business prior to Closing, to the extent not (x) an Assumed Liability (as defined in Section 4.2, or (y) Indemnified Taxes; and (v) all Liabilities under the Designated Contracts to the extent required to be performed on or before the Closing Date, incurred on or before the Closing Date outside the Ordinary Course of Business, or relating to any failure to perform, improper performance, warranty or other breach, default or violation on or prior to the Closing Date. For purposes of this Agreement, “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).
4.2
Indemnification by Buyers. Subject to the terms and conditions of this Article IV, from and after the Closing, Buyers shall indemnify Parent in respect of, and hold Parent harmless against, any and all Damages incurred or suffered by Parent or any Affiliate to the extent resulting from or constituting:
(a)
any breach of a representation or warranty of Buyers contained in this Agreement;
(b)
any failure by Buyers to perform any covenant contained in this Agreement;
(c)
any Assumed Liability (as defined below); or

(d)
any third-party claim against Parent or its Affiliates resulting from a breach of the TCPA Laws committed by Buyers or any of their agents, representatives, advisors or Affiliates (including the Acquired Companies solely to the extent such breach was committed (or was alleged to have been committed) prior to August 13, 2021 or after the Closing.

For purposes of this Agreement, “Assumed Liability” means and is limited to the following: (i) all Liabilities to the extent arising out of or relating to the conduct of the Business by Buyers following the Closing; (ii) all Liabilities that have arisen after April 1, 2025 from the operation of the Business in the Ordinary Course of Business~~,~~; (iii) all Liabilities under the Designated Contracts, to the extent not an Excluded Liability described in clause (v) of the definition thereof; and (iv) Liabilities designated as Assumed Liabilities under Section 6.1(d)(iii).

4.3
Claims for Indemnification.
(a)
Third-Party Claims. Subject to the provisions of Article V, all claims for indemnification made under this Agreement resulting from, related to or arising out of a third- party claim against an Indemnified Party (as defined in this Section 4.3(a)) shall be made in accordance with the following procedures. A person or entity entitled to indemnification under this Article IV (an “Indemnified Party”) shall give written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) as promptly as practicable, and in any event within 30 days, after receipt by the Indemnified Party of notice of the commencement of any action, suit or proceeding relating to a third-party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party, and shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such claim, the amount of the claimed Damages and any other material details pertaining thereto; provided, however, that the failure to timely give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. Within 30 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnifying Party and the Indemnified Party have conflicting interests that cannot be waived with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement or compromise of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement or compromise of such action, suit, proceeding or claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, if the Indemnifying Party assumes the defense of a third-party claim and is in good faith contesting such third-party claim, the Indemnifying Party may agree to any settlement, compromise or discharge of a third-party claim that by its terms (a) is limited to one or more monetary payments (and does not include any injunctive or similar equitable relief or other restrictions or constraints for the Indemnified Party or any of its Affiliates), (b) obligates the Indemnifying Party to pay the full amount of Damages in connection with such third-party claim, (c) irrevocably and unconditionally releases the Indemnified Party and its Affiliates in connection with such third-party claim, and (d) does not contain any admission of fault, guilt or wrongdoing by the Indemnified Party or any of its Affiliates. Upon making any indemnification payment, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Damages to which the payment relates. The Indemnified Party shall, upon request, (x) execute all agreements, instruments and documents and take all other actions as may be reasonably necessary to evidence, perfect and enforce such subrogation rights and (y) provide reasonable assistance to the Indemnifying Party in connection with the Indemnifying Party’s pursuit of any claims against such third party.

(b)
Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article IV which is not subject to Section 4.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party (the “Claimed Amount”), (ii) a statement that the Indemnified Party is entitled to indemnification under this Article IV and a reasonable explanation of the basis therefore, and (iii) a demand for payment in the amount of such Damages. The Indemnified Party shall allow the Indemnifying Party and its representatives to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim. If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within 30 days following the delivery by the Indemnified Party of the applicable Claim Notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 7.13.

(c)
Procedures for Tax Audits. Notwithstanding anything to the contrary in this Agreement, to the extent there is a conflict between the provisions of this Section 4.3 and Section 5.4 with regard to any Tax Audit (as defined in Section 5.4), Section 5.4 shall govern.
4.4
Survival.
(a)
The Parties agree that:
(i)
the representations and warranties of Parent and Buyers set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue until the date that is twelve (12) months following the Closing Date, at which time they shall expire; provided that the representations and warranties set forth in Section

2.1 (Organization, Qualification and Corporate Power), Section 2.2 (Authority), Section 2.3(a) (Noncontravention of Organizational Documents), Section 2.4 (Subsidiaries), Section 2.6 (Tax Matters), Section 2.18 (Brokers’ Fees), Section 3.1 (Authority), Section 3.2 (Authorization of Transaction), Section 3.4 (Broker’s Fees) and Section 3.7 (Solvency) (the “Fundamental Representations”) shall survive until sixty (60) days following the expiration of the applicable statute of limitations period;

(ii)
other than the indemnification obligations set forth in Sections 4.1(c), (d) and (e) and 4.2(c) and (d), none of the covenants or other agreements contained in this Agreement shall survive the Closing (and each such covenant or other agreement shall expire at the Closing) other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing until the expiration of the term of the undertaking set forth in such covenant or agreement, at which time it will expire;
(iii)
subject to Section 4.4(b), no Party shall have any obligation or liability of any nature with respect to any representation, warranty, agreement or covenant after the expiration or termination thereof; and
(iv)
it is the express intent of the Parties that (A) if the applicable survival period as contemplated by this Agreement for an item is shorter than the statute of limitations that would otherwise have been applicable to such item then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated herein, and (B) the 20-year statute of limitations contemplated by 10 Del. C. §8106(c) shall not apply to this Agreement.
(b)
If an indemnification claim is properly asserted in writing pursuant to Section 4.3 prior to the expiration as provided in Section 4.4(a) of the representation, warranty, covenant or agreement that is the basis for such claim, then such claim shall survive such expiration until, but only for the purpose of, the resolution of such claim.
4.5
Limitations.
(a)
Notwithstanding anything to the contrary contained in this Agreement, each of the following limitations shall apply:
(i)
The amount of Damages that may be recovered from Parent under Section 4.1(a) (other than with respect to Damages resulting from any breach of the Fundamental Representations made by Parent) shall not exceed $500,000 (the “Cap)”; and
(ii)
Buyers shall not be permitted to recover any Damages under Section 4.1(a) (other than with respect to Damages resulting from any breach of the Fundamental Representations) until such Damages exceed $25,000, at which point Buyers shall be permitted to recover all such Damages from the first dollar.

The limitations of this Section 4.5(a) shall not apply (i) to any claim described in Section 4.1(b), Section 4.1(c), Section 4.1(d) or Section 4.1(e) or (ii) in the case of Fraud (as defined below); provided, however, that, except in the case of Fraud or any claim described in Sections 4.1(c), 4.1(d) or 4.1(e) or Sections 4.2(c) or 4.2(d) (which shall be uncapped), the aggregate liability of Parent for all Damages under this Article IV shall not exceed $500,000. For purposes of this Agreement, “Fraud” means knowing and intentional common law fraud under the laws of the State of Delaware with respect to the giving of any representation or warranty in Article II or Article III hereof, as applicable.

(b)
Subject to Section 7.12 and except in the case of Fraud and claims made pursuant to Article V, from and after the Closing, the rights of the Indemnified Parties under this Article IV, shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims resulting from any breach of representation or warranty or failure to perform any covenant or agreement contained in this Agreement or otherwise relating to the transactions that are the subject of this Agreement. Other than the rights of the Indemnified Parties under this Article IV (which shall not be deemed limited by this sentence), Buyers hereby waive and release (on behalf of the Acquired Companies) any claim that the Acquired Companies may have against Parent or any of its Affiliates arising at any time at or prior to the Closing. Subject to Section 7.12, from and after the Closing, the rights of the Parties under Article V shall be the sole and exclusive remedy of the Parties with respect to the subject matter of Article V. Without limiting the generality of the foregoing, in no event shall Buyers, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated under this Agreement.

(c)
In no event shall any Indemnifying Party be responsible and liable for any Damages or other amounts under this Article IV that (i) reflect multiples of lost earnings, revenue, cash flows, or other similar financial measures or (ii) are special or punitive, except to the extent such Damages are actually awarded to a third party in connection with an indemnification claim under this Article IV. Buyers shall (and shall cause either of the Acquired Companies to) use commercially reasonable efforts to take actions to mitigate Damages for which indemnification is provided to Buyers by Parent under Article IV, to the extent required by applicable law.
(d)
The amount of any Damages for which indemnification is provided under this Article IV shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies actually received by the Indemnified Party or any of its Affiliates or other related recoveries from third parties or for which the Indemnified Party or any of its Affiliates is eligible on account of the matter resulting in such Damages or the payment of such Damages (net of any deductible, co-pay, or actual out-of-pocket expenses incurred in collecting such amounts, retroactive premiums and/or any increase in premium resulting from such recoveries). An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its Affiliates to pursue, all insurance or other third-party claims to which it may be entitled in connection with any Damages indemnifiable pursuant to this Article IV it incurs, and the Parties shall cooperate with each other in pursuing insurance or other third-party claims with respect to any Damages or any indemnification obligations with respect to Damages; provided, that Buyers shall have no obligation to seek recovery under any such insurance or other third- party claims prior to seeking indemnification under this Agreement. If an Indemnified Party (or an Affiliate) receives any insurance or other third-party payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 10 Business Days (any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Boston, Massachusetts are permitted or required by law, executive order or governmental decree to remain closed) of receiving such insurance or other third-party payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article IV with respect to such claim plus the amount of the insurance or other third-party payments received (net of any deductible, co-pay, or actual out-of-pocket expenses incurred in collecting such amounts, retroactive premiums and/or any increase in premium resulting from such recoveries), over (ii) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article IV.
(e)
Notwithstanding anything to the contrary herein, for the purposes of determining whether a representation or warranty was breached for purposes of this Article IV and for purposes of determining the amount of any Damages that are the subject matter of a claim for indemnification under this Article IV, each representation and warranty in Article II and Article III will be deemed made without regard to, and will be read without giving effect to, any “materiality” (including the word “material”), “Business Material Adverse Effect” or similar qualifiers contained in or otherwise applicable to any such representation or warranty.
4.6
Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the consideration paid pursuant to Section 1.2(b)(vi) for Tax purposes to the extent permitted by law.

ARTICLE V TAX MATTERS

5.1
Preparation and Filing of Tax Returns; Payment of Taxes.
(a)
Parent shall be responsible for the preparation of all Tax Returns of the Acquired Companies for all taxable periods that end on or before the Closing Date. Parent shall file or cause to be filed all such Tax Returns of the Acquired Companies that are required to be filed on or before the Closing Date and shall make all payments required with respect to any such Tax Returns. Buyers shall file or cause to be filed all such Tax Returns of the Acquired Companies that are required to be filed after the Closing Date. Buyers shall promptly reimburse Parent for the amount of any Taxes paid by Parent with respect to any such Tax Returns to the extent such Taxes are attributable (as determined under Section 5.2 hereof) to periods following the Closing Date.

(b)
Buyers shall be responsible for the preparation and filing of all other Tax Returns for the Acquired Companies. Buyers shall make all payments required with respect to any such Tax Returns. Parent shall promptly reimburse Buyers for the amount of any such Taxes paid by Buyers to the extent such Taxes are attributable (as determined under Section 5.2 hereof) to periods ending on the Closing Date.

(c)
Except as otherwise agreed between the parties, any Tax Return of the Acquired Companies to be prepared and filed for taxable periods beginning on or before the Closing Date and ending after the Closing Date shall be prepared on a basis consistent with the prior Tax Return of such type, and Buyers shall consult with Parent concerning each such Tax Return. Buyers shall provide Parent with a copy of each proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by Parent) for Parent’s review and approval at least 20 Business Days prior to the filing of such Tax Return.

(d)
Parent and Buyers shall each be responsible for the payment of 50% of any transfer, sales, use, stamp, conveyance, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including notary fees) (“Transfer Taxes”) arising in connection with the consummation of the transactions contemplated by this Agreement. The Party required by law to file all necessary Tax Returns with respect to any Transfer Taxes shall timely prepare, with the other Party’s cooperation, and file such Tax Returns. Parent and Buyers agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.
5.2
Allocation of Certain Taxes. Any Taxes for a taxable period of the Companies beginning on or before the Closing Date and ending after the Closing Date shall be allocated between the portion of such period ending on the Closing Date and the portion of such period following the Closing Date in the manner set forth in this Section 5.2. The portion of any such Taxes that shall be treated as attributable to the period ending on the Closing Date shall be determined (i) in the case of Taxes imposed on a periodic basis (including property Taxes), by allocating such taxes on a pro rata daily basis, based on the number of calendar days during the portion of such period ending on and including the Closing Date and the number of calendar days in the portion of such period beginning on the day following the Closing Date, and (ii) in the case of any other Taxes, including those that are based upon or related to income or receipts or that are imposed in connection with any sale or other transfer or assignment of property (other than Transfer Taxes described in Section 5.1(d)), as if the taxable year ended at the end of the Closing Date.
5.3
Refunds and Carrybacks. Parent shall be entitled to any refunds (including any interest paid thereon) of Taxes of the Companies attributable to taxable periods (or portions thereof) ending on or before the Closing Date (whether received in cash or credited against other Taxes). Buyer shall promptly forward to Parent the amount of any such refund or credit (including any interest received thereon) within five (5) Business Days of the receipt or credit thereof.
5.4
Cooperation on Tax Matters; Tax Audits.
(a)
Buyers and Parent and their respective Affiliates shall cooperate as reasonably requested in the preparation of all Tax Returns and the conduct of all Tax Audits or other administrative or judicial proceedings for any Tax periods for which any such Party could reasonably require the assistance of another such Party in obtaining any necessary information. Buyers and Parent and their respective Affiliates shall make their respective employees and facilities available on a mutually convenient basis to explain any information provided hereunder.
(b)
Parent shall have the exclusive right, at its own expense, to control any audit or examination by any Governmental Entity with respect to Taxes (“Tax Audit”); initiate any claim for refund; contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period (or portion thereof) ending on or before the Closing Date with respect to the Acquired Companies. Buyers shall have the right, at their own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Acquired Companies; provided that, with respect to any item the adjustment of which may cause a Tax liability to Parent, including those that may cause Parent to become obligated to make any payment pursuant to the terms of this Agreement, Buyers shall consult with Parent with respect to the resolution of such issue and shall not settle any such issue, or file any amended Tax Return relating to such issue, without the prior written consent of Parent.
5.5
Post Closing Actions. Buyers shall not, and shall not cause or permit any of its Affiliates (including the Acquired Companies after the Closing) to, file, amend, re-file or otherwise modify any Tax Return, adopt, make, change or rescind any Tax election or method of accounting for Tax purposes, initiate any voluntary disclosure or similar process or procedure, or agree to the waiver or any extension of the statute of limitations, in each case, with respect to the Acquired Companies for any taxable period (or portion thereof) ending on or before the Closing Date, without the prior written consent of Parent.
5.6
Remediation. Parent agrees that, with the Buyers consent, after the Closing Date, it shall take all reasonably necessary and appropriate remedial actions as determined by Parent, acting reasonably, with the appropriate Governmental Authorities to correct the U.S. federal income tax classifications of the Acquired Companies for taxable periods beginning after August 13, 2021 and ending on or before the Closing Date (the “Remedial Actions”), and

Buyers will, and will cause the Acquired Companies to, reasonably cooperate in the undertaking of such Remedial Actions, at no cost to Buyers or the Acquired Companies. Parent agrees that Buyer is to have no liability for any Tax (including applicable penalties, interest, and third-party advisor’s fees) resulting from such Remedial Actions, and agrees to fully indemnify and hold harmless the Buyers (and, after the Closing Date, the Acquired Companies) against any such Taxes, together with all penalties, interest, fees (including reasonable attorney’s fees) and other similar charges relating thereto.

ARTICLE VI FURTHER AGREEMENTS

6.1
Access to Information; Record Retention; Cooperation.
(a)
Access to Information. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall afford to each other Party and each other Party’s respective Affiliates, authorized accountants, counsel and other designated representatives reasonable access (including using commercially reasonable efforts to give access to third parties possessing information and providing reasonable access to its own employees who are in possession of relevant information) and duplicating rights during normal business hours in a manner so as to not unreasonably interfere with the conduct of business to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party or such Party’s Affiliates, relating to the Business prior to the Closing, insofar as such access is reasonably required by any other Party or such Party’s Affiliates. Information may be requested under this Section 6.1(a) for, without limitation, financial reporting and accounting matters, preparing financial statements, preparing and filing any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing this Agreement and the transactions contemplated hereby, and all other proper business purposes, but “Information” shall exclude personnel files and competitively sensitive information.
(b)
Access to Personnel. Subject to compliance with contractual obligations and applicable laws and regulations, following the Closing, each Party shall use commercially reasonable efforts to make available (during normal business hours and in a manner so as not to unreasonably interfere with the conduct of business) to the other Party, upon written request, such Party’s and its Affiliates’ officers, directors, employees and agents to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved relating to the Business prior to the Closing or for any other matter referred to in Section 6.1(a).

(c)
Reimbursement. A Party providing Information or personnel to another Party under Sections 6.1(a) or (b) shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other reasonable out-of-pocket expenses, as may reasonably be incurred in providing access to such Information or personnel; provided, however, that no such reimbursements shall be required for the salary or employee benefits pertaining to employees or directors of the providing

Party or its Affiliates.
(d)
Production and Retention of Records.
(i)
To assist with the operation of the Acquired Companies following Closing, Parent shall produce to Buyers the systems and records listed on Schedule 6.1(d)(i) in accordance with the process set forth on Schedule 6.1(d)(i). Except as otherwise expressly provided in this Section 6.1(d)(i) and Schedule 6.1(d)(i), Parent shall have no obligation to transfer, preserve, keep, maintain, delete, or take any other action with respect to any Information pertaining to the Business, including to defend against any future legal claim or regulatory inquiry or comply with contractual obligations under the Designated Contracts or otherwise, whether or not such claims or inquiries to the period prior to the Closing or thereafter.
(ii)
Buyers assume all regulatory and/or contractual obligations under the Designated Contracts or otherwise to preserve Information, Software and data pertaining to the Business and shall (and shall cause its Affiliates to) preserve all Information pertaining to the Business that is transferred by Parent to Buyers as necessary to comply with any applicable law or contract and to defend against any future legal claim or regulatory inquiry pertaining to the Business, whether relating to the period prior to the Closing or thereafter.
(iii)
Without limiting Parent’s obligations under Section 6.1(d)(i), any and all Damages (including Damages resulting from the inability to defend a claim) arising out of, or relating to, Buyer’s failure to preserve the Information pertaining to the Business transferred to it in accordance with Schedule 6.1(d)(i) shall constitute Assumed Liabilities for all purposes under this Agreement.
(iv)
Without limiting Buyers’ obligations under Section 6.1(d)(ii), Parent may elect to respond to or defend against any future legal claim or regulatory inquiry or facilitate the compliance with contractual obligations under the Designated Contracts or otherwise, for all periods prior to the Closing, in which case Buyers shall, and shall cause the Acquired Companies to, reasonably cooperate in such response or defense, at the sole cost and expense of Parent, including by providing (or causing to be provided) reasonable access to the Information pertaining to the Business for periods prior to the Closing notwithstanding that such matter(s) would otherwise constitute an Assumed Liability, provided that in such event, any resolution of such response or defense entered into by Parent without the Buyers’ prior written approval that involves a payment to a third party or Governmental Entity shall not be considered “Damages” for purposes of this Agreement.
(e)
Confidentiality. Each of Buyers and Parent (each, as the case may be, a “Receiving Party”) shall hold, and shall use commercially reasonable efforts to cause its Affiliates, consultants and advisors to hold, in strict confidence all Information concerning the other Party furnished to it by the other Party (the “Disclosing Party”) or the Disclosing Party’s Affiliates or representatives at any time prior to Closing or pursuant to this Section 6.1 (in each case, except to the extent that such Information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party (or its Affiliates, consultants or advisors) in violation of the terms of this Section 6.1(e), (ii) was within the possession of the Receiving Party prior to it being furnished to the Receiving Party by or on behalf of the

Disclosing Party pursuant hereto, provided that the source of such information was not known by the Receiving Party at the time of receipt to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, (iii) is or becomes available to the Receiving Party from a source other than the Disclosing Party (or its Affiliates or representatives), provided that such source is not, to the Receiving Party’s knowledge at the time of receipt, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information, or

(iv) was or is independently developed by the Receiving Party without utilizing any Information or violating any of the Receiving Party’s obligations under this Agreement), and the Receiving Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process, the Receiving Party shall (to the extent permitted by applicable law) notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek, at its own expense, an appropriate protective order or waive compliance with the provisions of this Section 6.1(e). If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party is compelled to disclose any Information by judicial or administration process, such Receiving Party may so disclose the Information; provided, however, that at the written request of the Disclosing Party, the Receiving Party shall use commercially reasonable efforts to obtain, at the expense of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Information required to be disclosed.

6.2
Disclosure Generally. Any information furnished in a particular section of the Disclosure Schedule shall be deemed to modify (or, as applicable, to constitute a disclosure for purposes of) (a) Parent’s representations and warranties that are contained in the corresponding section of Article II of this Agreement and (b) any other representations and warranties of Parent that are contained in Article II of this Agreement if the relevance of such information to such representations and warranties is reasonably apparent on its face. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Business, has resulted in or would result in a Business Material Adverse Effect, or is outside the Ordinary Course of Business. For purposes of this Agreement, the terms “to Parent’s knowledge”, “known by Parent” or other words of similar meaning shall mean the actual knowledge on the date hereof of the persons listed on Schedule 6.3(a) to this Agreement, after reasonable inquiry with respect to such matter of the person with primary responsibility for such matter, and shall not refer to the knowledge of any other person or entity. For purposes of this Agreement, the terms “to Buyers’ knowledge,” “known by Buyers” or other words of similar meaning shall mean the actual knowledge on the date hereof of the persons listed on Schedule 6.3(b) to this Agreement, after reasonable inquiry with respect to such matter of the person with primary responsibility for such matter, and shall not refer to the knowledge of any other person or entity.

6.3
Resignations. Effective upon the Closing, Parent shall cause all of its own employees, directors and attorneys to resign from the board of directors of the Acquired Companies and from all positions as executive officers of the Acquired Companies (which, for the avoidance of doubt, shall not constitute a resignation of employment).

6.4
Grant-Back License. The Parties shall work in good faith to negotiate and enter into a worldwide, permanent, non-revocable software license agreement covering the source code for the Audacious customer relationship and telephony management system referenced in Schedule 2.9.in favor of and at no charge to Parent and its subsidiaries in a form to be reasonably agreed by the Parties.
6.5
Tax Documents. Promptly following Closing, Parent shall deliver a properly completed and duly executed IRS Form W-9 from Parent and a certificate confirming that Parent is not a “foreign person” within the meaning of Section 1445 of the Code.
6.6
Non-Solicitation. Parent covenants and agrees not to selectively target the customers that constitute the book of business of the Acquired Companies or under the Designated Contracts for a period of five years following the Closing Date. Parent will treat such customers as it treats similarly situated consumers in its systems or marketplace business

ARTICLE VII MISCELLANEOUS

7.1
Press Releases and Announcements. Neither Party shall issue (and each Party shall cause its Affiliates not to issue) any press release or public disclosure relating to the subject matter of this Agreement (including the Settlement and Release Agreement) without the prior written approval of the other Party; provided, however, that (a) either Party may make any public disclosure it believes in good faith is required by law, regulation or stock exchange rule (in which case the disclosing Party shall, if permitted by applicable law, advise the other Party and the other Party shall, if practicable, have the right to review such public disclosure prior to its publication) and (b) no such prior approval shall be required in connection with any press release or public disclosure by a Party or any subsidiary of a Party if the contents of such press release or public disclosure that relate to the transactions contemplated by this Agreement are limited to information that previously has been publicly disclosed in accordance with the terms of this Agreement.

7.2
No Third Party Beneficiaries. Except as provided by applicable law or otherwise expressly provided herein, this Agreement shall not confer any rights or remedies upon any person or entity other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

7.3
Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates. Prior to the Closing, the Acquired Companies will be deemed, for purposes of this Agreement, to be both an Affiliate and a subsidiary of Parent and not of Buyers. From and after the Closing, the Acquired Companies will be deemed, for purposes of this Agreement, to be both an Affiliate of Buyers and not of Parent.

7.4
Entire Agreement. This Agreement (including the Schedules and Exhibits hereto; the Confidentiality Agreement, dated as of January 30, 2025, by and between Parent and Buyers; and the documents and instruments referred to herein) constitutes the entire agreement between the Parties and supersedes any prior statements, understandings, agreements or representations by or between the Parties, whether written or oral, with respect to the subject matter hereof, and the Parties specifically disclaim reliance on any such prior statements, understandings, agreements or representations to the extent not expressly embodied in this Agreement.
7.5
Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided, however, that either Party may, in its sole discretion, assign and delegate any of its rights, interests and obligations under this Agreement, in whole or in part, to any of its Affiliates, and Buyers may, in its sole discretion, assign and delegate any of its rights, interests and obligations under this Agreement, in whole or in part, (a) to any of its lenders as collateral security or (b) in connection with a merger or consolidation involving Buyers, or in connection with a sale of substantially all of the equity or assets of Buyers or other disposition of substantially all of the Acquired Companies’ business, but no such assignment or delegation will relieve such Party of its obligations under this Agreement if such assignee does not perform such obligations.
7.6
Counterparts and Signature. This Agreement may be executed in two counterparts (including by an electronic scan or other electronic signature (including DocuSign) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that each Party need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic mail.

7.7
Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.8
Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered (a) one (1) Business Day after it is sent by a reputable courier service guaranteeing delivery within one (1) Business Day, or (b) when delivered by email, which email must state that it is being delivered pursuant to this Section 7.8 and which notice will not be effective unless either (1) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 7.8 or (2) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 7.8 or (c) on the date of delivery if delivered personally, in each case to the intended recipient as set forth below:

If to Buyers: Copy (which shall not constitute notice) to:Timothy Presto Barnes & Thornburg LLP

New York, NY 10017-2509 390 Madison Avenue, 12th Floor

2514 Yellow Creek Road New York, NY 10017-2509

Akron, Ohio 44333 Attention: Joseph A. Matteo

Email: tpresto07@gmail.com Email: jmatteo@btlaw.com

Edward Hames

7115 Bella Cloud

San Antonio, Texas 78256

Email: edward.hames@gmail.com

If to Parent: Copy (which shall not constitute notice) to:

EverQuote, Inc. Bryan Cave Leighton Paisner LLP

141 Portland St. One Metropolitan Square

Cambridge, MA 02139 211 N. Broadway, Suite 3600

Attention: Julia Brncic St. Louis, MO 63102

Email: julia.brncic@everquote.com Attention : Robert J. Endicott

Email : rob.endicott@bclplaw.com

Either Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.9
Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

7.10
Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Party against whom the waiver is to be effective. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement. No failure or delay on the part of either Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

7.11
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
7.12
Specific Performance. The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity. The Parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereby waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (b) any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining equitable relief.
7.13
Submission to Jurisdiction. Each Party (a) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or, if that court does not have jurisdiction, a federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other Party with respect thereto. Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.8. Nothing in this Section 7.13, however, shall affect the right of either Party to serve legal process in any other manner permitted by law.
7.14
Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement.
7.15
Construction; Certain Definitions. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (ii) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date of this Agreement” or “date hereof” refers to the date set forth in the initial caption of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) the table of contents included herein is included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (vi) definitions contained in this Agreement are applicable to the singular as well as the plural, and to the masculine as well as to the feminine and neuter, forms of such terms; (vii) references to a contract, agreement or other instrument, including this Agreement, mean such contract, agreement or other instrument as amended or otherwise supplemented or modified from time to time; (viii) references to a person or entity are also to its permitted successors and assigns; (ix) unless stated otherwise herein, references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (x) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States of America; (xi) references to a federal, state, local or foreign statute or law include any amendment thereof, any successor thereto and any rules, regulations and delegated legislation issued thereunder; (xii) “shall” and “will” mean “must”, and shall and will have equal force and effect and express an obligation; (xiii) “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing in visible form; and (xiv) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under United States generally accepted accounting principles in effect from time to time. The language used in this Agreement shall be deemed to be the language chosen (with the benefit of representation by legal counsel) by the Parties to express their mutual intent, and no rule of strict construction shall be applied against either Party. All terms defined in this Agreement shall have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. No summary of this Agreement prepared by either Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day. Each day shall be deemed to end at 11:59 p.m., New York time, on the applicable day. Time shall be of the essence in this Agreement.
7.16
Waiver of Jury Trial. To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of either Party in the negotiation, administration, performance and enforcement of this Agreement and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any litigation.
7.17
Incorporation of Exhibits and Schedules. The Exhibits, Schedules and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PARENT:

EVERQUOTE, INC.

By: /s/ Joseph Sanborn

Print Name: Joseph Sanborn

Print Title: Chief Financial Officer

BUYERS:

/s/ Tim Presto

Tim Presto

/s/ Edward Hames

Edward Hames